UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 11, 2026
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Cognex Corporation
(Exact name of registrant as specified in its charter)
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Massachusetts (State or other jurisdiction of incorporation or organization)	001-34218 (Commission File Number)	04-2713778 (I.R.S. Employer Identification Number)
One Vision Drive Natick, Massachusetts 01760
(Address of principal executive offices and zip code)
(508) 650-3000
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $.002 per share	CGNX	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 11, 2026, the Board of Directors (the “Board”) of Cognex Corporation (the “Company”) appointed Dr. Sami Atiya and Mr. Chris Donato as directors of the Company, effective March 2, 2026. The Board appointed (i) Dr. Atiya to the class of directors with a term expiring at the 2028 annual meeting of shareholders and (ii) Mr. Donato to the class of directors with a term expiring at the 2026 annual meeting of shareholders, each to serve in accordance with the bylaws of the Company and until their respective successors are duly elected and qualified. Dr. Atiya is expected to serve on the Nominating, Governance and Sustainability Committee of the Board, and Mr. Donato is expected to serve on the Compensation Committee of the Board.

Dr. Atiya, age 62, previously served in several leadership roles at ABB Ltd. from 2016 to 2025, including most recently as President of the Robotics and Discrete Automation business and as a Member of the Group Executive Committee. Prior to this, Dr. Atiya spent nearly two decades at Siemens AG, where he served as Division CEO of Mobility and Logistics within Siemens Infrastructure from 2011 to 2015 and as CEO of the Computer Tomography and Radiation Oncology business at Siemens Healthcare from 2008 to 2011. Dr. Atiya currently serves on the Board of Directors of SGS SA, a provider of laboratory testing, product inspection, certification and consulting services globally, a position he has held since 2020. Dr. Atiya holds an MBA from the Massachusetts Institute of Technology, a PhD from the University of Wuppertal, Germany and a Master of Science from the University of Karlsruhe, Germany.

Mr. Donato, age 60, has served as President and Chief Revenue Officer of Zendesk, Inc. since May of 2024, responsible for Zendesk’s global go-to-market organization. Prior to this, Mr. Donato was President of Global Sales and Field Engineering at Celonis SE from 2021 to 2024. He spent 25 years at Oracle Corporation in various leadership roles, including as EVP of Applications and Consulting, North America from 2016 to 2021. Mr. Donato holds a Bachelor of Science from Susquehanna University and is a former Trustee at Lafayette College.

For their service on the Board, Dr. Atiya and Mr. Donato will each receive an annual cash retainer of $50,000. For his expected service on the Nominating, Governance and Sustainability Committee, Dr. Atiya will receive an additional annual retainer of $5,000, and for his expected service on the Compensation Committee, Mr. Donato will receive an additional annual retainer of $8,000.

Further, and subject to Board approval, Dr. Atiya and Mr. Donato will receive annual equity awards under the Company’s 2023 Stock Option and Incentive Plan (the “2023 Plan”) consistent with the Company’s other non-employee Board members. Dr. Atiya and Mr. Donato will receive an initial equity award under the 2023 Plan of restricted stock units (“RSUs”) having an economic value of approximately $275,000 on the grant date. These RSUs will vest in full on the one-year anniversary of the grant date. Dr. Atiya and Mr. Donato will also enter into the Company’s standard indemnification agreement, which has been previously entered into with each of the Company’s directors, and the form of which has been filed by the Company with the Securities and Exchange Commission.

There is no arrangement or understanding between either of Dr. Atiya or Mr. Donato and any other person pursuant to which they were selected as a director, nor is the Company aware, after inquiry of Dr. Atiya and Mr. Donato, of any related-person transaction or series of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In conjunction with the appointments of Dr. Atiya and Mr. Donato, Robert Willett and Dr. Dianne Parrotte will retire from the Board, effective March 2, 2026.

Item 7.01 - Regulation FD Disclosure

A copy of the press release announcing the appointments of Dr. Atiya and Mr. Donato is attached hereto as Exhibit 99.1. The information under this Item 7.01, including the press release attached hereto as Exhibit 99.1, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 - Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1 *	News release, dated February 17, 2026, by Cognex Corporation announcing the appointments of Dr. Sami Atiya and Mr. Chris Donato to the Board of Directors
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)
*Furnished herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 17th day of February, 2026.

COGNEX CORPORATION

By:	/s/ Dennis Fehr
Name:	Dennis Fehr
Title:	Senior Vice President of Finance and Chief Financial Officer